Exhibit 99.1

AYRO MD&A AND BUSINESS

AYRO Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of AYRO’s financial condition and operating results together with AYRO’s financial statements and related notes included elsewhere in the exhibits to this Current Report on Form 8-K (the "Form 8-K"). This discussion and analysis and other parts of this section contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. See “ Forward-Looking Statements” under Item 8.01 of this Form 8-K. AYRO’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this Form 8-K .

Overview

AYRO designs, manufactures and markets three- and four-wheeled purpose-built electric vehicles primarily to commercial customers. These vehicles allow the end user an environmentally friendly alternative to internal combustion engines for light duty uses, including logistics, maintenance and cargo services, at a lower total cost of ownership. AYRO’s four-wheeled vehicles are classified as low-speed vehicles (LSVs) based on federal and state regulations and are ideal for both college and corporate campuses. AYRO’s three-wheeled vehicle is classified as a motorcycle for federal purposes and an autocycle in states that have passed certain autocycle laws, allowing the user to operate the vehicle with a standard automobile driver’s license. AYRO’s three-wheeled vehicle is not an LSV and is ideal for urban transport. The majority of AYRO’s sales are comprised of sales of its four-wheeled vehicle to Club Car through a strategic arrangement entered in early 2019. AYRO plans to continue growing its business through its experienced management team by leveraging its supply chain, allowing it to scale production without a large capital investment.

AYRO has also developed a strategic partnership with Autonomic, a division of Ford. Pursuant to AYRO’s agreement with Autonomic, AYRO received a license to use Autonomic’s transportation mobility cloud and has agreed to jointly develop the monetization of cloud-based vehicle applications.

Manufacturing Agreement with Cenntro

In April 2017, AYRO entered into a Manufacturing Licensing Agreement with Cenntro Automotive Group, Ltd., or Cenntro, one of AYRO’s equityholders, that provides for its four-wheel sub-assemblies to be licensed and sold to AYRO for final manufacturing and sale in the United States.

Master Procurement Agreement with Club Car

In March 2019, AYRO entered into a five-year Master Procurement Agreement, or the MPA, with Club Car, a division of Ingersoll Rand Inc., for the sale of AYRO’s four-wheeled vehicle. The MPA grants Club Car the exclusive right to sell AYRO’s four-wheeled vehicle in North America, provided that Club Car orders at least 500 vehicles per year. Under the terms of the MPA, AYRO receives orders from Club Car dealers for vehicles of specific configurations, and AYRO invoices Club Car once the vehicle has shipped. The MPA has an initial term of five (5) years commencing January 1, 2019 and may be renewed by Club Car for successive one-year periods upon 60 days’ prior written notice. Pursuant to the MPA, AYRO granted Club Car a right of first refusal for sales of 51% or more of AYRO’s assets or equity interests, which right of first refusal is exercisable for a period of 45 days following AYRO’s delivery of an acquisition notice to Club Car. AYRO also agreed to collaborate with Club Car on new products similar to its four-wheeled vehicle and improvements to existing products and granted Club Car a right of first refusal to purchase similar commercial utility vehicles AYRO develops during the term of the MPA. AYRO is currently engaged in discussions with Club Car to develop additional products to be sold by Club Car in Europe and Asia but there can be no assurance that these discussions will be successful.

Recent Developments

During the calendar year 2019, AYRO continued to develop its products, establishing channel relationships and filling out the management team. To support AYRO’s growth, AYRO raised operating funds with the following debt and equity initiatives:

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In the first quarter of 2019, AYRO sold convertible promissory notes to seven individual lenders for an aggregate of $800,000. The notes have a maturity date of 60 days, subject to AYRO’s right to extend the notes for one period of 60 days in AYRO’s discretion. The notes accrued interest at the rate of 12% per annum for the first 60 days and at 15% for the 60-day extension. The lenders had the option to convert the notes and accrued interest into Series Seed 2 Preferred Stock at $1.75 per share before the 60-day extension period expired. In May 2019, four lenders converted $350,000 of principal and $9,062 of accrued interest into 205,178 of AYRO’s Series Seed 2 Preferred Stock. In September 2019, one lender converted $100,000 of convertible notes to a twelve-month term loan. Additionally, two lenders redeemed an aggregate of $60,000 in principal from their outstanding note. In December 2019, the remaining $290,000 in principal and associated accrued interest was converted to preferred stock as identified below. Warrants to purchase up to 97,500 of AYRO’s common stock at a price of $2.00 per share were issued in connection with the notes. A discount on debt related to the common stock issuance of $69,174 was recorded and is being amortized over the life of the notes.
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In the third quarter of 2019, AYRO received cash in exchange for term loans from six individual lenders, totaling $350,000. The notes have a term of 12 months and bear interest at the rate of 12% per annum, which is payable quarterly. AYRO issued 1.056 shares of its common stock to the lenders for each dollar borrowed, for an aggregate of 369,600 shares of common stock. A discount on debt related to the common stock issuance of $185,675 was recorded and is being amortized over the life of the notes.
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During the first half of 2019, AYRO issued 1,092,215 shares of Series Seed 2 Preferred Stock for $1.75 per share, for aggregate cash proceeds of $1,911,375. During the second quarter of 2019, AYRO sold 238,500 shares of Series Seed 3 Preferred Stock for $2.00 per share for aggregate cash proceeds of $477,000. During the third quarter of 2019, AYRO issued 65,000 shares of Series Seed 3 Preferred Stock for $2.00 per share for aggregate cash proceeds of $130,000.
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In October 2019, AYRO received $500,000 under a 120-day bridge term loan bearing interest at the rate of 14% per annum, payable quarterly, from Mark Adams, a founding board member. As an inducement for the bridge loan, AYRO granted Mr. Adams 528,000 shares of common stock. On December 13, 2019, Mr. Adams agreed to extend the maturity date for this loan until April 30, 2021 in exchange for AYRO’s issuance of 500,000 shares of common stock.
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In October 2019, Sustainability Initiatives, LLC (“SI”), a company owned by Christian Okonsky and Mark Adams, AYRO’s founders and board members, agreed to terminate the revenue royalty-based contract with AYRO in exchange for 850,000 shares of common stock.
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In November 2019, AYRO received cash in exchange for a term loan from an individual lender of $75,000. The note has a term of 12 months and bears interest at the rate of 12% per annum, payable quarterly. AYRO issued 1.056 shares of its common stock to the lenders for each dollar borrowed, for an aggregate of 79,200 shares of common stock.
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In December 2019, AYRO, SI, Christian Okonsky and Mark Adams agreed to cancel options to purchase an aggregate of 1,750,000 shares of common stock in exchange for AYRO’s issuance of 1,593,550 shares of common stock.
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In December 2019, AYRO issued Sustainability Consultants, LLC (“SCLLC”), an entity that is controlled by Mark Adams, Will Steakley and John Constantine, who are principal stockholders of AYRO, 247,500 shares of common stock for services rendered under AYRO’s consulting agreement with SCLLC.
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In December 2019, Cenntro agreed to convert $1,100,000 of the accounts payable due to Cenntro into 1,100,000 shares of AYRO’s Series Seed 3 Preferred Stock.
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In December 2019, a local marketing firm agreed to convert 90% of the amount AYRO owed that company to a term loan with a principal amount of $137,729.03 and bearing interest at the rate of 15% per annum, payable quarterly, with a maturity date of May 31, 2021. AYRO also issued the marketing firm 66,000 shares of common stock in conjunction with this term loan.
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In December 2019, notes payable to eight individual lenders in the total amount of $715,000 plus accrued interest were converted into 777,301 shares of AYRO’s Series Seed 3 Preferred Stock.

Merger Agreement with DropCar and Related Transactions

On December 19, 2019, AYRO entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with DropCar, Inc. (“DropCar”), pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, a wholly owned subsidiary of DropCar will merge with and into AYRO, with AYRO continuing as a wholly owned subsidiary of DropCar and the surviving corporation of the merger (the “Merger”). The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. Subject to the terms and conditions of the Merger Agreement, at the closing of the Merger, (a) each outstanding share of AYRO common stock and preferred stock will be converted into the right to receive shares of DropCar common stock at the Exchange Ratio described below; and (b) each of AYRO’s outstanding stock options and warrants that have not previously been exercised prior to the closing of the Merger will be assumed by DropCar.

 Under the exchange ratio formula in the Merger Agreement (the “Exchange Ratio”), upon the closing of the Merger, on a pro forma basis and based upon the number of shares of DropCar common stock to be issued in the Merger, current DropCar stockholders (along with DropCar’s financial advisor) will own approximately 20% of the combined company and current AYRO investors will own approximately 80% of the combined company (including the additional financing transaction referenced below). For purposes of calculating the Exchange Ratio, the number of outstanding shares of DropCar common stock immediately prior to the Merger does not take into account the dilutive effect of shares of DropCar common stock underlying options, warrants or certain classes of preferred stock outstanding as of the date of the Merger Agreement.

Simultaneous with the signing of the Merger Agreement, accredited investors, including certain investors in DropCar, purchased $1.0 million of AYRO’s convertible bridge notes bearing interest at the rate of 5% per annum (the “Bridge Notes”). The Bridge Notes automatically convert into shares of AYRO common stock immediately prior to the consummation of the Merger representing an aggregate of 7.45% of the outstanding common stock of the combined company after giving effect to the Merger. In addition, immediately prior to the execution and delivery of the Merger Agreement, AYRO entered into agreements with accredited investors, including certain stockholders of DropCar, pursuant to which such investors agreed to purchase, prior to the consummation of the Merger, shares of AYRO common stock (or common stock equivalents) representing an aggregate of 16.55% of the outstanding common stock of the combined company after giving effect to the Merger and warrants to purchase an equivalent number of shares of AYRO common stock for an aggregate purchase price of $2.0 million (the “AYRO Private Placement”). As additional consideration to the lead investor in the AYRO Private Placement, AYRO also entered into a stock subscription agreement with the lead investor, pursuant to which, immediately prior to the Merger, AYRO will issue up to an aggregate of 1,750,000 shares of AYRO common stock for the nominal per share purchase price of $0.001 per share, or, if applicable, pre-funded warrants to purchase AYRO common stock, in lieu of AYRO common stock (the “Nominal Stock Subscription”). The consummation of the transactions contemplated by the Nominal Stock Subscription is conditioned upon the satisfaction or waiver of the conditions set forth in the Merger Agreement.

On December 19, 2019, AYRO entered into a letter agreement with ALS Investment, LLC (“ALS”), which provides that if the merger is consummated by June 19, 2020, upon consummation of the merger, AYRO shall issue ALS shares of common stock of the combined company, which shall be equal to 4.5% of the outstanding shares of common stock of the combined company giving effect to the merger. In addition to introducing AYRO and DropCar, ALS will provide, as an independent contractor, consulting services to AYRO relating to financial, capital market and investor relations for twelve months following the closing of the merger.

Factors Affecting Results of Operations

Master Procurement Agreement. In March 2019, AYRO entered into the MPA with Club Car. In partnership with Club Car and its interaction with its substantial dealer network, AYRO has redirected its business development resources towards supporting Club Car’s enterprise and fleet sales function as Club Car proceeds in its new product introduction initiatives.

Devirra Transaction. In the first half of 2018, AYRO engaged in a one-time sale of automotive parts from AYRO’s China-based supplier to one of its customers in New Jersey (the “Devirra Transaction”). Pursuant to the Devirra Transaction, AYRO purchased the products which were then drop-shipped directly from the supplier to the end customer. Total revenue for the Devirra Transaction was $4,065,000. The cost of goods sold related to the Devirra Transaction was $4,003,068. The total gross margin for the one-time Devirra Transaction for the six months ended June 30, 2018 was 1.45%. This one-time transaction should be taken into account when making comparisons between 2018 and 2019.

Components of Results of Operations

Revenue

AYRO derives revenue from the sale of its three- and four-wheeled electric vehicles, rental revenue from vehicle revenue sharing agreements with AYRO’s tourist destination fleet operators, or DFOs, and, to a lesser extent, shipping, parts and service fees. Provided that all other revenue recognition criteria have been met, AYRO typically recognizes revenue upon shipment, as title and risk of loss are transferred to customers and channel partners at that time. Products are typically shipped to dealers or directly to end customers, or in some cases to AYRO’s international distributors. These international distributors assist with import regulations, currency conversions and local language. AYRO’s vehicle product sales revenues vary from period to period based on, among other things, the customer orders received and AYRO’s ability to produce and deliver the ordered products. Customers often specify requested delivery dates that coincide with their need for AYRO’s vehicles.

Because these customers may use AYRO’s products in connection with a variety of projects of different sizes and durations, a customer’s orders for one reporting period generally do not indicate a trend for future orders by that customer. Additionally, order patterns do not necessarily correlate amongst customers. AYRO has observed limited seasonality trends in the sales of its vehicles, depending on model.

Cost of Revenue

Cost of revenue primarily consists of costs of materials and personnel costs associated with manufacturing operations, and an accrual for post-sale warranty claims. Personnel costs consist of wages and associated taxes and benefits. Cost of revenue also includes freight and changes to AYRO’s warranty reserves. Allocated overhead costs consist of certain facilities and utility costs. AYRO expects cost of revenue to increase in absolute dollars, as product revenue increases.

Operating Expenses

AYRO’s operating expenses consist of general and administrative, sales and marketing and research and development expenses. Salaries and personnel-related costs, benefits, and stock-based compensation expense, are the most significant components of each category of operating expenses. Operating expenses also include allocated overhead costs for facilities and utility costs.

General and Administrative Expense

General and administrative expense consists primarily of employee compensation and related expenses for administrative functions including finance, legal, human resources and fees for third-party professional services, and allocated overhead. AYRO expects its general and administrative expense to increase in absolute dollars as it continues to invest in growing the business.

Sales and Marketing Expense

Sales and marketing expense consists primarily of employee compensation and related expenses, sales commissions, marketing programs, travel and entertainment expenses and allocated overhead. Marketing programs consist of advertising, tradeshows, events, corporate communications and brand-building activities. AYRO expects sales and marketing expenses to increase in absolute dollars as AYRO expands its sales force, expands its product lines, increases marketing resources, and further develops sales channels.

Research and Development Expense

Research and development expense consists primarily of employee compensation and related expenses, prototype expenses, depreciation associated with assets acquired for research and development, amortization of product development costs, product strategic advisory fees, third-party engineering and contractor support costs, and allocated overhead. AYRO expects its research and development expenses to increase in absolute dollars as it continues to invest in new and existing products.

Other Income (Expense), Net

Other income (expense) consists of income received or expenses incurred for activities outside of AYRO’s core business. Other expense consists primarily of interest expense.

Provision for Income Taxes

Provision for income taxes consists of estimated income taxes due to the United States government and to the state tax authorities in jurisdictions in which AYRO conducts business.

Results of Operations

Comparison of the Nine-Month Periods Ended September 30, 2019 and 2018

Results of operations for the nine-month period ended September 30, 2018 includes operating results for a single transaction for AYRO’s supply chain. For this single, non-repeatable transaction, AYRO recognized $4,065,000 of revenue in the first half of 2018 at a gross margin of approximately 1.45%. The following tables set forth AYRO’s results of operations for the nine-month periods ended September 30, 2019 and 2018, respectively.

	For the nine months ended
	September 30,
	2019	2018
Revenue	$745,530	$5,239,429
Cost of Goods Sold	577,539	4,965,204
Gross Profit	167,991	274,225
Operating Expenses:
Research and Development	780,605	565,372
Sales and Marketing	932,902	684,239
General and Administrative	3,437,176	1,809,754
Total Operating Expenses	5,150,683	3,059,365
Loss from Operations	(4,982,692)	(2,785,140)
Other Income and Expense:
Other Income	1,198	18
Interest Expense	(233,084)	(38,448)
Net Loss	$(5,214,578)	$(2,823,570)

Weighted-average common shares outstanding	$10,263,192	$10,241,866

Net Loss per common share	$(0.51)	$(0.28)

Non-GAAP Financial Measure

AYRO presents Adjusted EBITDA because AYRO considers it to be an important supplemental measure of AYRO’s operating performance and AYRO believes it may be used by certain investors as a measure of AYRO’s operating performance. Adjusted EBITDA is defined as income (loss) from operations before interest income and expense, income taxes, depreciation, amortization of intangible assets, impairment of long-lived assets, acquisition and financing costs, stock-based compensation expense and certain non-recurring expenses.

Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States, or GAAP. Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact AYRO’s non-cash operating expenses, AYRO believes that providing a non-GAAP financial measure that excludes non-cash and non-recurring expenses allows for meaningful comparisons between AYRO’s core business operating results and those of other companies, as well as providing AYRO with an important tool for financial and operational decision making and for evaluating AYRO’s own core business operating results over different periods of time.

AYRO’s Adjusted EBITDA measure may not provide information that is directly comparable to that provided by other companies in AYRO’s industry, as other companies in AYRO’s industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. AYRO’s Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to operating income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. AYRO does not consider Adjusted EBITDA to be a substitute for, or superior to, the information provided by GAAP financial results.

Below is a reconciliation of Adjusted EBITDA to net loss for the nine months ended September 30, 2019 and 2018.

	For the nine months ended
	September 30,
	2019	2018
Net Loss	$(5.214.578)	$(2,823,570)
Depreciation and Amortization	388,686	148,390
Stock-based compensation expense	1,360,623	306,320
Interest expense	233,084	38,448
Settlement expenses (1)	0	151,488
Acquisition and financing costs	0	0
Provision (benefit) for income taxes	3,147	0
Adjusted EBITDA	$(3,229,038)	$(2,178,924)
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(1) Settlement expenses represent one-time amounts paid in connection with the departure of AYRO’s former chief executive officer.

Net revenue

For the nine-month period ended September 30, 2019, total revenue decreased $4,493,899, as compared to the same period in 2018. The decrease in revenue was primarily driven by a one-time sale of automotive parts from AYRO’s China-based supplier to one of its customers in New Jersey during 2018, or the Devirra Transaction. The products purchased by the customer were drop-shipped directly from AYRO’s supplier to the end customer. Total revenue for the Devirra Transaction was $4,065,000. AYRO’s revenues in the first nine months of 2019 were also impacted by the MPA that it entered with Club Car on March 13, 2019. The MPA provides Club Car with exclusive distribution rights in North America of AYRO’s four-wheeled AYRO 411 vehicle. During AYRO’s negotiations with Club Car throughout the fourth quarter of 2018 and up to March 13, 2019, AYRO gave Club Car and its dealers an unrestricted dealer channel, which precluded AYRO from signing new AYRO 411 dealers in the fourth quarter of 2018 and the first quarter of 2019. As a result, AYRO experienced a decline in AYRO 411 sales during the first nine months of 2019. Sales during the nine months ended September 30, 2019 included sales of the AYRO 311 vehicle, which was deployed in February 2019.

Cost of goods sold and gross margin

Cost of goods sold decreased by $4,387,665 for the nine months ended September 30, 2019, as compared to the same period in 2018. The decrease in cost of goods sold related to the Devirra Transaction was $4,003,068.

Gross margin percentage was 23% for the nine months ended September 30, 2019, as compared to 5% for the nine months ended September 30, 2018. The increase in gross margin percentage was primarily driven by the Devirra Transaction during 2018, which had a gross margin percentage of 1.5%. Gross margin percentage for product revenue not including the Devirra Transaction increased from 18% during the nine-month period ended September 30, 2018 to 23% during the nine-month period ended September 30, 2019, an increase of 5%. The increase in gross margin excluding the Devirra Transaction was predominately attributable to increases in product pricing as well as efficiency gains in the manufacturing process.

Below is a reconciliation of gross margin percentage excluding the Devirra Transaction to gross margin percentage for the nine months ended September 30, 2018:

Nine months ended September 30, 2018
Revenue	$5,239,429
Less: Devirra Transaction Revenue	4,065,000
Adjusted Revenue	$1,174,429

Cost of Goods Sold	$4,965,204
Less: Costs of Good Sold related to Devirra Transaction	4,003,068
Adjusted Cost of Goods Sold	$962,136

Gross Margin Percentage	5%
Gross Margin Percentage excluding the Devirra Transaction	18%

General and administrative expenses

General and administrative expense increased $1,627,422, or 89.9%, for the nine months ended September 30, 2019, as compared to same period in 2018. General and administrative expense increased primarily due to increased headcount resulting in higher employee compensation related costs and administrative costs, including hiring a chief financial officer on March 13, 2018 and a manufacturing director on May 21, 2018. Additionally, AYRO relocated to larger office facilities in April 2018 and expanded its facilities in July 2019, both of which resulted in higher rent and utilities expense during the nine months ended September 30, 2019 versus the same period in 2018. AYRO also expanded its product liability and other insurance policies in August 2018.

Sales and marketing expense

Sales and marketing expense increased by $248,663, or 36.3%, for the nine months ended September 30, 2019, as compared to the same period in 2018. These expenses are mainly comprised of salary and related costs and consulting services fees. The majority of the increase in sales and marketing expense was to support and develop industry standard product management, product marketing and go-to-market marketing communication strategies, primarily surrounding the new AYRO 311 vehicle.

Research and development expense

Research and development expense increased by $215,233, or 38.1%, for the nine months ended September 30, 2019, as compared to same period in 2018. These expenses were mainly compromised of salary and related costs, professional services, royalty-based services provided under the Chief Visionary Officer, or CVO, agreement and prototypes attributable to continued development of new and enhanced product offerings. The CVO revenue-based royalty fee decreased by $115,494 during the nine months ended September 30, 2019, as compared to same period in 2018, which was offset by a year-over-year increase in headcount-related expenses of $106,374 and $256,037 of consulting expenses supporting new product development.

Interest expense

Interest expense increased $194,636 for the nine months ended September 30, 2019, as compared to same period in 2018, as a result of issuances of convertible debt to seven individual angel investors in January and February 2019, plus finance charges accrued for certain accounts payable. Interest expense in 2019 also includes noncash amortization of warrant discounts issued in conjunction with debt offerings.

Comparison of the Years Ended December 31, 2018 and 2017

The following tables set forth AYRO’s results of operations for the years ended December 31, 2018 and 2017, respectively, in both dollars and a percentage of revenue.

	For the year ended December 31,
	2018	2017
Revenue	$5,302,964	$39,415
Cost of Goods Sold	5,008,700	38,448
Gross Profit	294,264	967
Operating Expenses:
Research and Development	768,382	171,376
Sales and Marketing	999,724	163,944
General and Administrative	2,578,078	742,002
Total Operating Expenses	4,346,184	1,077,322
Loss from Operations	(4,051,920)	(1,076,355)
Other Income and Expense:
Other Income	47	7,600
Interest Expense	(144,618)	(12,331)
Net Loss	$(4,196,491)	$(1,081,086)

Weighted-average fully diluted shares	10,242,650	8,888,746

Net Loss per fully diluted share	$(0.41)	$(0.12)

Non-GAAP Financial Measure

AYRO presents Adjusted EBITDA because AYRO considers it to be an important supplemental measure of the company’s operating performance, and AYRO believes it may be used by certain investors as a measure of AYRO’s operating performance. Adjusted EBITDA is defined as income (loss) from operations before interest income and expense, income taxes, depreciation, amortization of intangible assets, impairment of long-lived assets, acquisition and financing costs, stock-based compensation expense and certain non-recurring expenses.

Below is a reconciliation of Adjusted EBITDA to net loss for the year ended December 31, 2018 and 2017.

	For the year ended December 31,
	2018	2017
Net Loss	$(4,196,491)	$(1,081,086)
Depreciation and Amortization	288,549	35,184
Stock-based compensation expense	586,371	86,010
Interest expense	144,618	12,331
Settlement expenses(1)	162,488	49,168
Acquisition and financing costs	0	0
Provision (benefit) for income taxes	742	50
Adjusted EBITDA	$(3,013,723)	$(898,343)

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(1) Settlement expenses represent one-time amounts paid in connection with the departure of a former executive officer of the Company.

Net Revenue

Total revenue increased overall by $5,263,549 during the year ended December 31, 2018 as compared to the year ended December 31, 2017. The increase in revenue was primarily driven by the fact that 2018 was AYRO’s first full year of operations and during the period prior to January 2018, there was no salesforce. Additionally, the one-time Devirra Transaction occurred in the first half of 2018, which contributed $4,065,000 of the revenue variance.

Cost of goods sold and gross margin

Cost of goods sold increased by $4,970,252 for the year ended December 31, 2018, as compared to the year ended December 31, 2017. The increase in revenue was primarily driven by the fact that 2018 was AYRO’s first full year of operations and the prior to January 2018, there was no salesforce. Additionally, the one-time Devirra Transaction occurred in the first half of 2018, which contributed $4,003,068 of the cost of goods sold variance.

AYRO’s gross margin percentage was 6% during the year ended December 31, 2018 and negligible for the year ended December 31, 2017.

General and administrative expense

General and administrative expense increased $1,836,076, or 247%, for the year ended December 31, 2018 (AYRO’s first full year of operations), as compared to the year ended December 31, 2017. AYRO began hiring its core employee base in November 2017. The increase was primarily driven by employee compensation expenses and related costs, office rent, travel and consulting services.

Marketing and selling expense

Marketing and selling expense increased by $835,780, or 510% for the year ended December 31, 2018 (AYRO’s first full year of operations), as compared to the year ended December 31, 2017. AYRO began hiring its core employee base in November 2017 through March 2018. The increase was primarily driven by employee compensation expenses and related costs, commissions, tradeshows and advertising.

Research and development expense

Research and development expense increased by approximately $597,005, or 348%, for the year ended December 31, 2018 (AYRO’s first full year of operations) as compared to the year ended December 31, 2017. AYRO began hiring its core employee base in November 2017 through March 2018. The increase was primarily driven by employee compensation expenses and related costs, professional services, royalty-based services provided under the CVO agreement and prototypes attributable to continued development of new and enhanced product offerings.

Interest expense

Interest expense increased $132,287 for the year ended December 31, 2018 compared to year ended December 31, 2017 as a result of finance charges accrued for certain accounts payable in 2018.

Liquidity and Capital Resources

As of September 30, 2019, AYRO had approximately $60,000 in cash and cash equivalents and working capital deficit of approximately $(1,654,063). As of December 31, 2018, AYRO had approximately $39,243 in cash and cash equivalents and working capital deficit of approximately $(980,213). The deficit increase was primarily due to an increase in accounts payable with Cenntro, AYRO’s primary supply chain and largest single stockholder.

AYRO’s sources of cash since AYRO’s inception in 2017 have been predominantly from the sale of equity and debt.

In December 2019, Cenntro agreed to convert $1,100,000 in accounts payable to 1,100,000 of AYRO’s Series Seed 3 Preferred Stock. Additionally, a service provider agreed to convert $137,729 in accounts payable to a long-term promissory note.

In October 2019, AYRO raised $500,000 in a 120-day short-term loan from Mark Adams, one of AYRO’s founding board members. This loan has a 14% interest rate per annum, payable quarterly and an equity incentive of 528,000 shares of AYRO common stock. In December 2019, this loan term was extended to April 30, 2021 in exchange for the issuance of 500,000 shares of AYRO common stock.

In November 2019, AYRO received cash in exchange for term loans from an individual lender of $75,000. The note has a term of for twelve months and bears interest at the rate of 12% per annum, payable quarterly. AYRO issued 79,200 shares of AYRO common stock to the lender in connection with this loan.

In December 2019, AYRO converted notes payable to eight individual lenders in the total amount of $715,000 plus accrued interest into 777,301 shares of AYRO’s Series Seed 3 Preferred Stock, thus reducing the amount of outstanding debt.

On December 19, 2019, AYRO entered into the Merger Agreement with DropCar, pursuant to which a subsidiary of DropCar will merge with and into AYRO, with AYRO continuing as a wholly owned subsidiary of DropCar. Simultaneously with the signing of the Merger Agreement, certain accredited investors, including certain stockholders of DropCar, purchased $1.0 million of AYRO’s convertible Bridge Notes and agreed to purchase, prior to the Merger, shares of AYRO common stock and warrants for $2.0 million in the AYRO Private Placement and 1,750,000 shares of AYRO common stock for nominal consideration in the Nominal Stock Subscription.

During the nine months ended September 30, 2019, AYRO’s primary sources of liquidity came from existing cash, cash generated from operations, proceeds of $1,911,375 from the sales of 1,092,515 shares of AYRO’s Series Seed 2 Preferred Stock, $607,000 from the sales of 303,500 shares of AYRO’s Series Seed 3 Preferred Stock, issuance of $800,000 of promissory notes to seven individual investors convertible into AYRO’s Series Seed 2 Preferred Stock and the issuance of $350,000 of promissory notes to six individual investors as term loans.

The terms of the convertible promissory notes issued include interest accrued at twelve percent (12%) per annum for the first sixty (60) days and fifteen percent (15%) per annum thereafter. The holder can convert the notes and accrued interest at $1.75 per share into AYRO’s Series Seed 2 Preferred Stock.

The terms of the promissory notes issued as term loans include interest accrued at twelve percent (12%) per annum and the holders were issued shares of common stock calculated by multiplying the principal amount of the note by 1.056.

During 2018, AYRO’s primary sources of liquidity were from cash generated from the sale of $3,298,007 of Series Seed 1 Preferred Stock and Series Seed 2 Preferred Stock.

AYRO’s business is capital intensive, and future capital requirements will depend on many factors including AYRO’s growth rate, the timing and extent of spending to support development efforts, the expansion of AYRO’s sales and marketing teams, the timing of new product introductions and the continuing market acceptance of AYRO’s products and services.

Based on AYRO’s current operating and funding plans and business conditions, AYRO believes that existing cash, together with DropCar’s cash on hand upon consummation of the merger and the cash AYRO will receive pursuant to the AYRO Private Placement, and cash generated from operations, will be sufficient to satisfy AYRO’s anticipated cash requirements for the next twelve months but that AYRO will be required to seek additional equity or debt financing in the next 15 months. In the event that additional financing is required from outside sources, AYRO may not be able to raise monies on terms acceptable to it or at all. If AYRO is unable to raise additional capital when desired, AYRO’s business, operating results and financial condition would be adversely affected.

AYRO’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments that might be necessary should AYRO be unable to continue as a going concern. Management’s plan includes raising capital through additional funding sources, growing its dealer channel base to increase product sales revenue, and expanding its product portfolio offerings. If AYRO cannot achieve its operating plan, AYRO may find it necessary to dispose of assets or undertake other actions, as may be appropriate.

Cash Flow Analysis

For the Nine Month Periods Ended September 30, 2019 and 2018

The following table summarizes AYRO’s cash flows for the nine-month periods ended September 30, 2019 and 2018.

	For the nine months ended
	September 30,
Cash Flows:	2019	2018
Net cash used in operating activities	$(3,168,709)	$(1,789,842)
Net cash used in investing activities	$(322,773)	$(586,977)
Net cash provided by financing activities	$3,513,063	$2,870,750

Operating Activities

During the nine months ended September 30, 2019, AYRO used $3,168,709 in cash from operating activities, an increased use of $1,378,867 when compared to the cash used in operating activities of $1,789,842 during the same period in 2018. The increase in cash used by operating activities was primarily a result of an increase in net loss as AYRO continued to invest in the infrastructure of the company as AYRO plans for growth. Additionally, working capital requirements decreased $343,108 attributable to accounts receivable, inventory, prepaid expenses, accounts payable and accrued expenses used over the same period in 2018.

AYRO’s ability to generate cash from operations in future periods will depend in large part on profitability, the rate and timing of collections of AYRO’s accounts receivable, inventory turns and AYRO’s ability to manage other areas of working capital.

Investing Activities

During the nine months ended September 30, 2019, AYRO used cash of $322,773 in investing activities as compared to $586,977 used during the same period in 2018, a reduction of $264,204. The net decrease was primarily due to $364,000 of tooling purchased for the AYRO 311 vehicle in June 2018, combined with an increase in capital expenditures of equipment purchased in the normal course of business.

Financing Activities

During the nine months ended September 30, 2019, AYRO generated a net $3,512,063 from financing activities, as compared to the cash generated of $2,870,750 during the same period in 2018. During the nine months ended September 30, 2019, cash was generated through the sale of 1,092,215 shares of AYRO’s Series Seed 2 Preferred Stock for total proceeds of $1,911,375 and 303,500 shares of AYRO’s Series Seed 3 Preferred Stock for total proceeds of $607,000. Additionally, $800,000 in proceeds were received from the sale of promissory notes convertible into AYRO’s Series Seed 2 Preferred Stock and 300,000 in proceeds were received from the sale of promissory notes recorded as short term loans during the nine months ended September 30, 2019. In the second quarter of 2019, $350,000 of principal and $9,062 of accrued interest from the convertible notes were exchanged into 205,178 shares of AYRO’s Series Seed 2 Preferred Stock. During the nine months ended September 30, 2018, cash was generated through the sale 2,300,000 shares of AYRO’s Series Seed 1 Preferred Stock for total proceeds of $2,300,000 and 469,219 shares of AYRO’s Series Seed 2 Preferred Stock for total proceeds of $771,133. In March 2018, AYRO repurchased 250,000 shares of its Series Seed 1 Preferred Stock from certain early investors for $250,000.

For the Years Ended December 31, 2018 and 2017

The following table summarizes AYRO’s cash flows for the years ended December 31, 2018 and 2017:

	For the years ended December 31,
Cash Flows:	2018	2017
Net cash used in operating activities	$(2,364,957)	$(863,203)
Net cash used in investing activities	$(760,922)	$(336,577)
Net cash provided by financing activities	$3,082,578	$1,282,324

Operating Activities

During the year ended December 31, 2018, AYRO used $2,364,957 in cash from operating activities, an increase of $1,501,754 when compared to the $863,203 in cash used in operating activities during the year ended December 31, 2017. The increase in cash used by operating activities was primarily a result of growing the infrastructure of the business. The 2018 fiscal year was AYRO’s first full year of operations which required an increase in investment in additional personnel, additional office and warehouse space and other costs associated with developing a high-quality manufacturing business. Additionally, cash used in operations for 2018 was supported by increases in working capital of $956,614, composed of: reductions in inventories, prepaid expenses combined with increases in accrued expenses and related party payables (sources of cash) of $2,259,376; offset by an increase in accounts receivable and deposits combined with reductions in accounts payable and deferred revenue (uses of cash) of $1,302,762. The increase in working capital requirements was predominately offset by an increase in net loss of $3,115,405 during the year ended December 31, 2018, as compared to December 31, 2017, and a net increase in non-cash operating expenses of $753,726, as compared to the prior year. Non-cash expenditures include allowances for bad debt, depreciation and amortization and stock-based compensation expense.

AYRO’s ability to generate cash from operations in future periods will depend in large part on AYRO’s profitability, the rate and timing of collections of its accounts receivable, its inventory turns and its ability to manage other areas of working capital.

Investing Activities

During the year ended December 31, 2018, AYRO used cash of $760,922 in investing activities as compared to $336,577 used during the comparative period in 2017, an increase in cash used of $424,345. The net increase is primarily due to cash used in the purchase of capital equipment including tooling for the AYRO 311 vehicle. Other than capital expense needed to develop new products, AYRO does not anticipate any significant purchases of equipment beyond that which is anticipated for use in the normal course of AYRO’s core business activity.

Financing Activities

During the year ended December 31, 2018, AYRO raised $3,298,007 through non-institutional sales of Series Seed 1 and Series Seed 2 Preferred Stock, as compared to $1,222,500 in the year ended December 31, 2017. Additionally, in 2018, AYRO redeemed $250,000 of preferred stock and $375 of common stock to certain early investors.

In 2018, AYRO financed a delivery truck for $34,946 under a standard purchase finance agreement.

Contractual Obligations and Commitments

AYRO has made certain indemnities, under which it may be required to make payments to an indemnified party, in relation to certain transactions. AYRO indemnifies its directors and officers, to the maximum extent permitted under the laws of the State of Delaware. In connection with AYRO’s facility leases, AYRO has indemnified its lessors for certain claims arising from the use of the facilities. The duration of the indemnities varies and, in many cases, is indefinite. These indemnities do not provide for any limitation of the maximum potential future payments AYRO could be obligated to make. Historically, AYRO has not been obligated to make any payments for these obligations and no liabilities have been recorded for these indemnities.

Off-Balance Sheet Arrangements

Other than lease commitments incurred in the normal course of business and certain indemnification provisions, AYRO does not have any off-balance sheet financing arrangements or liabilities, guarantee contracts, retained or contingent interests in transferred assets, or any obligation arising out of a material variable interest in an unconsolidated entity. AYRO does not have any subsidiaries to include or otherwise consolidate into the financial statements. Additionally, AYRO does not have interests in, nor relationships with, any special purpose entities.

Related Party Transactions

Royalty Agreement

On March 1, 2017, AYRO entered into the Outsourced CVO Services Agreement with SI that is controlled by Mr. Okonsky and Mr. Adams, each a founder of AYRO and a current AYRO board member, in its effort to accelerate the start-up of AYRO’s operations. In return for acceleration assistance and SI providing services of the Chief Visionary Officer role, pursuant to the agreement, AYRO paid a monthly retainer of $6,000 per month. On a quarterly basis, AYRO also remitted to SI a royalty of a percentage (see table below) of its revenues less the retainer amounts for the measurement quarter paid. In connection with this agreement, AYRO granted 350,000 options to purchase shares of AYRO common stock at an exercise price of $0.667 per share under the AYRO Equity Plan, which was subsequently cancelled in December 2019.

Revenues	Royalty Percentage
$0 - $25,000,000	3.0%
$25,000,000 - $50,000,000	2.0%
$50,000,000 - $100,000,000	1.0%
Over $100,000,001	0.5%

SI was also granted a right to nominate up to two members of AYRO’s board of directors.

In addition, on April 1, 2017, AYRO and SI entered into a fee-for-service agreement, pursuant to which SI agreed to provide accounting and financial, graphics and marketing services to AYRO, based on the market-standard hourly rates as set forth in the agreement.

Effective as of January 1, 2019, AYRO agreed to an amendment to the Outsourced CVO Services Agreement to reduce the royalty percentage to a flat 0.5% for all revenue levels. In connection to this amendment, AYRO granted each of Mr. Okonsky and Mr. Adams an additional 700,000 options to purchase $0.95 per share, pursuant to the AYRO Equity Plan, which options were fully vested as of September 30, 2019 and subsequently cancelled in December 2019.

Effective as of October 14, 2019, AYRO and SI terminated the Outsourced CVO Services Agreement, and as consideration for SI to terminate the agreement, AYRO issued 850,000 shares of AYRO common stock to SI (or its designees).

In December 2019, the Company, SI, Christian Okonsky and Mark Adams agreed to cancel (i) the options to purchase 350,000 shares of AYRO common stock previously granted to SI in March 2017, and (ii) the options to purchase an aggregate of 1,400,000 shares of AYRO common stock previously granted to Mr. Okonsky and Mr. Adams in connection with the amendment to the Outsourced CVO Services Agreement to reduce the royalty percentages, in exchange for 1,593,550 shares of AYRO common stock.

For the years ended 2017, 2018, and 2019 prior to termination, AYRO paid SI $60,000, $187,494 and $60,000, respectively, pursuant to the Outsourced CVO Services Agreement, and $123,538, $36,694 and $1,275, respectively, pursuant to the fee-for service agreement for accounting and financial, graphics and marketing services.

Consulting Agreement

On January 15, 2019, AYRO entered into a fee-for-service-based agreement with SCLLC, an entity that is controlled by Mr. Adams, John Constantine and Will Steakley, who are principal stockholders of AYRO, in an effort to support the strategic direction of AYRO. The duties of SCLLC include (a) participating in strategic advisory conference calls with management; (b) making introductions to interested parties of strategic value; (c) advising AYRO on capital structure; and (d) acting as ambassadors to promote the company within the Central Texas community. In 2019, SCLLC received five-year warrants to purchase an aggregate of 652,500 shares of AYRO common stock at a $2.00 exercise price and 247,500 shares of the AYRO common stock in connection with the services rendered. Payments accrued for services rendered for the year ended December 31, 2019 were $249,938.

Loan from SI

In January 2019, AYRO received $50,000 in a short-term loan from SI. The short-term loan did not bear any interest. The amount was repaid in March 2019.

Adams Note, Amendment and Lock-Up Agreement

On October 14, 2019, Mr. Adams, a current member of the board of directors of AYRO, was issued a secured promissory note in the aggregate principal amount of $500,000, in exchange for funding $100,000 to AYRO on or before October 15, 2019, and $400,000 on or before October 24, 2019. The note is secured by a first lien security interest in all of the assets of AYRO and accrues interest at 14% per annum, until the promissory note is repaid. The note was to mature on the earlier of March 12, 2020, or the date that is three business days following the closing of a reverse merger transaction involving AYRO.

On December 13, 2019, AYRO and Mr. Adams entered into an amendment to the promissory note, extending the maturity date of the note to April 30, 2021. As consideration, AYRO issued 500,000 shares of common stock to Mr. Adams. Such shares are subject to a six-month lock-up period.

AYRO has not paid any principal or interest accrued on the promissory note. As of December 31, 2019, the aggregate principal amount of $500,000 is outstanding and $13,386 of interest is accrued and payable.

Cenntro Agreement

In April 2017, AYRO entered into a Manufacturing Licensing Agreement with Cenntro, that provides for its four-wheel sub-assemblies to be licensed and sold to AYRO for final manufacturing and sale in the United States.

In 2017, AYRO executed a Stock Purchase Agreement with Cenntro for three million (3,000,000) shares of AYRO’s common stock. As consideration, Cenntro contributed cash of $50,000, raw material inventory items valued at $92,061 and supply chain tooling and assembly line development and ramp-up valued at $307,939. As of December 31, 2019, Cenntro owned approximately 13.73% of AYRO’s outstanding common stock on a fully-diluted basis.

In 2017, AYRO executed a supply chain contract with Cenntro. Currently, AYRO purchases 100% of its four-wheel vehicle chassis, cabs and wheels through this supply chain relationship with Cenntro. Contract terms are industry-standard and reflect arms-length market pricing and other relevant terms.

In 2018, AYRO purchased supply-chain tooling to be placed in Cenntro’s facility with a promissory note to Cenntro for the cost. The tooling note was repaid in March 2019. As of December 31, 2019 and 2018, the amounts outstanding to Cenntro for factory tooling were $0 and $324,202, respectively.

In December 2019, Cenntro agreed to convert $1,100,000 of its accounts receivable due from AYRO into 1,100,000 shares of AYRO’s Series Seed 3 Preferred Stock. As of December 31, 2019, and 2018, the amounts outstanding to Cenntro for trade accounts payable were $133,117 and $2,149,295, respectively.

Critical Accounting Policies and Estimates

AYRO’s accounting policies are fundamental to understanding its management’s discussion and analysis. AYRO’s significant accounting policies are presented in Note 1 to its consolidated financial statements, which are included elsewhere in the exhibits to this Form 8-K. AYRO has identified certain significant accounting policies which involve a higher degree of judgment and complexity in making certain estimates and assumptions that affect amounts reported in its consolidated financial statements, as summarized below.

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09 amends the guidance for revenue recognition to replace numerous industry-specific requirements and converges areas under this topic with those of the International Financial Reporting Standards. AYRO adopted the ASU No. 2014-09 for the year ended December 31, 2018.

Product revenue from customer contracts is recognized on the sale of each electric vehicle as vehicles are shipped to customers. Ownership and risk of loss transfers to the customer based on FOB shipping point and freight charges are the responsibility of the customer. Payments are typically received at the point control transfers or in accordance with payment terms customary to the business.

Subscription revenue from revenue sharing with Destination Fleet Operators (“DFO”) is recorded in the month the vehicles in AYRO’s fleet is rented. AYRO established its rental fleet in late March 2019. For the rental fleet, AYRO retains title and ownership to the vehicles and places them in DFO’s in resort communities that typically rent golf cars for use in those communities. Subscription revenue from revenue sharing activities for the nine-months ended September 30, 2019 and 2018 were $9,941 and $0, respectively.

Amounts billed to customers related to shipping and handling are classified as shipping revenue, and AYRO has elected to recognize the cost for freight and shipping when control over vehicles has transferred to the customer as an operating expense. AYRO’s policy is to exclude taxes collected from a customer from the transaction price of automotive contracts. Shipping revenue for the nine-months ended September 30, 2019 and 2018 were $67,168 and $38,049, respectively.

Services and other revenue consist of non-warranty after-sales vehicle services. Service revenue for the nine-months ended September 30, 2019 and 2018 were $5,459 and $0, respectively.

Payments received in advance of the delivery of vehicles or performance of services are reported in the accompanying balance sheets as deferred income.

Stock-Based Compensation

AYRO accounts for stock-based compensation in accordance with the guidance of FASB Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation. Under the fair value recognition provisions of FASB ASC Topic 718, which requires all stock-based compensation costs to be measured at the grant date based on the fair value of the award and is recognized as compensation expense ratably over the period the services are rendered, which is generally the option vesting period. AYRO uses the Black-Scholes option pricing method to determine the fair value of stock options and thus determining compensation expense associated with the grant. AYRO measures stock-based compensation expense for its non-employees and consultants under FASB ASC 505-50, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring or in Conjunction with Selling Goods and Services. In accordance with ASC Topic 505-50, these stock options and warrants issued as compensation for services provided to AYRO are accounted for based upon the fair value of the services provided. The fair value of the equity instrument is charged directly to compensation expense and additional-paid-in capital over the period during which services are rendered.

Net Earnings or Loss Per Share

AYRO’s computation of earnings (loss) per share (“EPS”) includes basic and diluted EPS. Basic EPS is measured as the income (loss) available to common stockholders divided by the weighted average number of common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., common stock warrants and common stock options) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the respective periods. Basic and diluted loss per common share is the same for all periods presented because all common stock warrants and common stock options outstanding were anti-dilutive.

At September 30, 2019 and 2018, AYRO excluded the outstanding warrant and option securities, which entitle the holders thereof to ultimately acquire shares of common stock, from its calculation of earnings per share, as their effect would have been anti-dilutive.

Use of Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ from those estimates.

Fair Value Measurements

AYRO follows FASB ASC 820-10, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The standard provides a consistent definition of fair value which focuses on an exit price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The standard also prioritizes, within the measurement of fair value, the use of market-based information over entity specific information and establishes a three-level hierarchy for fair value measurements based on the nature of inputs used in the valuation of an asset or liability as of the measurement date.

The three-level hierarchy for fair value measurements is defined as follows:

●
Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
●
Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability other than quoted prices, either directly or indirectly including inputs in markets that are not considered to be active.
●
Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The carrying amounts reported in the accompanying financial statements for current assets and current liabilities approximate the fair value because of the immediate or short-term maturities of the financial instruments. As of September 30, 2019 and 2018, AYRO did not have any level 2 or level 3 instruments.

Inventories

Inventories are reported at the lesser of cost (using the first-in, first-out method, “FIFO”) or net realizable value. Inventories consist of purchased chassis, cabs, batteries, truck beds/boxes, component parts as well as freight, tariffs, duties and other transport-in costs. Inventories are categorized as raw materials, work-in-process and finished goods as of September 30, 2019 and December 31, 2018. Work-in-process and finished goods include labor and overhead costs.

Intangible Assets

Intangible assets consist of the cost in registering patents for AYRO’s unique inventions. Such patent-related expenses are recorded at their estimated fair value on the date of cost encumbrance and are being amortized over an estimated life of 5 years. Intangible assets also include investments made with the supply chain partner, who is also an investor, for tooling and assembly line configuration. Amortization expense for the nine months ended September 30, 2019 and 2018 was $87,968 and $65,876, respectively.

AYRO follows FASB ASC 360, Accounting for Impairment or Disposal of Long-Lived Assets (“ASC 360”). ASC 360 requires that if events or changes in circumstances indicate that the cost of long-lived assets or asset groups may be impaired, an evaluation of recoverability would be performed by comparing the estimated future undiscounted cash flows associated with the asset to the asset’s carrying value to determine if a write-down to market value would be required. Long-lived assets or asset groups that meet the criteria in ASC 360 as being held for sale are reflected at the lower of their carrying amount or fair market value, less costs to sell. AYRO’s management has determined that there is no impairment as of September 30, 2019.

Income Taxes

AYRO accounts for income tax using an asset and liability approach, which allows for the recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The accounting for deferred income tax calculation represents AYRO management’s best estimate on the most likely future tax consequences of events that have been recognized in AYRO’s financial statements or tax returns and related future anticipation. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before AYRO is able to realize their benefits, or that future realization is uncertain.

AYRO evaluates uncertainty in income tax positions based on a more-likely-than-not recognition standard. If that threshold is met, the tax position is then measured at the largest amount that is greater than 50% likely of being realized upon ultimate settlement. If applicable, AYRO records interest and penalties as a component of income tax expense.

As of September 30, 2019 and December 31, 2018, there were no accruals for uncertain tax positions.

Business Combinations

AYRO utilizes the acquisition method of accounting for business combinations and allocate the purchase price of an acquisition to the various tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. AYRO primarily establishes fair value using the income approach based upon a discounted cash flow model. The income approach requires the use of many assumptions and estimates including future revenues and expenses, as well as discount factors and income tax rates. Other estimates include:

●           Estimated step-ups or write-downs for fixed assets and inventory;

●           Estimated fair values of intangible assets; and

●           Estimated income tax assets and liabilities assumed from the target.

While AYRO uses its best estimates and assumptions as part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the business acquisition date, AYRO’s estimates and assumptions are inherently uncertain and subject to refinement. As a result, during the purchase price allocation period, which is generally one year from the business acquisition date, AYRO records adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. For changes in the valuation of intangible assets between preliminary and final purchase price allocation, the related amortization is adjusted in the period it occurs. Subsequent to the purchase price allocation period, any adjustment to assets acquired or liabilities assumed is included in operating results in the period in which the adjustment is determined.

From inception through September 30, 2019, AYRO has not contemplated nor consummated any acquisitions. However, should AYRO issue shares of its common stock in an acquisition, it will be required to estimate the fair market value of the shares issued.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU Topic 2016-02, Leases, (“ASU 842”). The guidance in this ASU supersedes the leasing guidance in ASU Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement.

The new standard is effective for fiscal years beginning after December 15, 2019. Early adoption is permitted. AYRO is currently evaluating the impact of the pending adoption of the new standard on its financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). ASU 2014-09 amends the guidance for revenue recognition to replace numerous industry-specific requirements and converges areas under this topic with those of the International Financial Reporting Standards. ASU 2014-09 implements a five-step process for customer contract revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards. The amendment also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows from contracts and customers. Other major provisions include the capitalization and amortization of certain contract costs, ensuring the time value of money is considered in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. The amendments in ASU 2014-09 are effective for reporting periods beginning after December 15, 2017, and early adoption is prohibited. Entities can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of the adoption. AYRO adopted ASU 2014-09 for the year ended December 31, 2018. The adoption of ASU 2014-09 did not have a material effect on AYRO’s financial statements.

Concentration of Credit Risk

Financial instruments that potentially expose AYRO to concentrations of credit risk consist principally of cash, cash equivalents and accounts receivable. AYRO places its cash and cash equivalents with financial institutions with high credit quality. As of September 30, 2019, AYRO had $60,823 of cash and cash equivalents on deposit or invested with its financial and lending institutions.

AYRO provides credit to customers in the normal course of business. AYRO performs ongoing credit evaluations of its customers’ financial condition and limit the amount of credit extended when deemed necessary.

Foreign Currency Risk

From inception through September 30, 2019, all transactions for AYRO have been settled in U.S. dollars. Should AYRO begin transacting business in other currencies, AYRO is subject to exposure from changes in the exchange rates of local currencies.

AYRO has not entered into any financial derivative instruments that expose it to material market risk, including any instruments designed to hedge the impact of foreign currency exposures. AYRO may, however, hedge such exposure to foreign currency exchange fluctuations in the future.

INFORMATION ABOUT AYRO
The following section describes the business and operations of AYRO, which will be a substantial portion of the business and operations of the combined company following the consummation of the merger. As used in this section, the terms “we,” “our,” and “us” refer to AYRO.

Business Overview

AYRO designs and manufactures compact, sustainable electric vehicles for closed campus mobility, urban and community transport, local on-demand and last mile delivery, and government use. AYRO’s three- and four-wheeled purpose-built electric vehicles are geared toward commercial customers including universities, last mile delivery services and food service providers. AYRO was initially formed as a Texas corporation on May 17, 2016 and converted to a Delaware corporation on July 24, 2019.

AYRO Products

AYRO vehicles provide the end user an environmentally friendly alternative to internal combustion engine vehicles (cars powered by gasoline or diesel oil), for light duty uses, including low-speed logistics, maintenance and cargo services, at a lower total cost.

AYRO Club Car 411

Target specifications and features for the AYRO Club Car 411 are as follows:

AYRO Club Car 411 – Target Vehicle Specifications Overview
Chassis
Body Options; Chassis:	Enclosed Van Box, Pickup with Sides & Tailgate, Flatbed; chassis of reinforced steel/coated
Layout:	2-wheel rear wheel drive, 4-wheel vehicle
Powertrain
Motor/Batteries:	10 kW, 13.4 HP 72 Volt System, 8.64 kWh capacity, EV-designed VRLA batteries
Dimensions
Length:	146 in. / 370.8 cm / 12’ 2”
Width:	55 in. / 139.7 cm / 4’ 7”
Height:	75 in. / 190.5 cm / 6’ 3”
Dry Weight:	Flatbed Dry Weight: 2,300 lbs. / 1043 kg; Pickup Dry Weight: 2,350 lbs. / 1066 kg; Cargo Box Dry Weight: 2,650 lbs. / 1202 kg
Wheels & Tires:	14” Alloy Wheels with 175/65/R14 DOT certified street radial tires Upgrade Lift Kit option to 185/70/R14 certified street radial tires
Performance
Top Speed:	Up to 25 /45 mph (Governed Speed based on state regulations for low speed vehicle operations on streets with posted speeds of up to 35 mph (45 mph in Texas)
Grade:	Up to 22%
Payload Capacity:	1,100 lbs. /498.9 kg / 1/2 ton
Turning Radius:	157 in. /3.9 m / 13’ 1”
Braking Distance:	25 ft. @ 25 mph /7.6 m @ 40 km/h / Best in Class

The AYRO Club Car 411 (the “AYRO 411 Fleet”) is a family of electric, four-wheel compact, light-duty utility trucks sold exclusively through AYRO’s contracted partner, Club Car, as part of a global multi-year sustainability solution development, sales and marketing agreement. Each of the AYRO 411 Fleet of vehicles is classified as a street legal low speed vehicle (“LSV”), defined as a four-wheeled motor vehicle, other than an all-terrain vehicle, that is capable of reaching speeds of at least 20 miles per hour (“mph”) but not greater than 25 mph, with a gross vehicle weight rating of less than 3,000 pounds and meets the safety standards in Title 49 of the U.S. Code of Federal Regulations, section 571.50.

The AYRO 411 Fleet has an expected range of up to 50 miles and a maximum speed range of 25 mph (or 40 kilometers per hour), in line with the United States Department of Transportation (“USDOT”) regulations for low-speed vehicles and with most state statutes, which typically limit the speed of LSVs to 25 mph on 35 mph posted roads. The current AYRO 411 Fleet includes:

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the 411 Flatbed truck, which provides drivers with considerable versatility of use;
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the 411 Pickup truck, which is ideal for hauling; and
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the 411 Cargo Van Box, a fully enclosed cargo box.

The AYRO 411 Fleet has zero gas emissions, a recharge capability of up to six to eight hours using 120V/20A outlets and has a payload capacity of up to 1,100 pounds. AYRO estimates that the AYRO 411 Fleet’s operating costs are approximately 50% lower per year compared to similarly sized gas-powered trucks/vans. Vehicles in the AYRO 411 Fleet are equipped with:

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Reinforced steel (coated) chassis houses the motor, controller and enclosed battery operating system;
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Auto-grade suspension with Transverse Leaf Spring on the front and horizontal spring with coil-over shock in the rear;
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Power assisted steering;
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Street legal if registered/licensed per standard vehicles by dealer or user;
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Multi-point, anchored DOT compliant safety harnesses for driver and passenger;
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a standard back-up camera (appears on larger LCD display – see below);
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a standard 7-inch (17.7 centimeter) LCD display;
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a standard manual parking break;
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four-wheel all-disk braking system and corrosion resistant body panels; and
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heating and ventilation systems in the cabin of the truck.

With its low speed, zero-emissions, and cost-effectiveness, the AYRO 411 Fleet seeks to satisfy the needs of a variety of customers, including university and college campuses, retailers, airports and ports, business parks and campuses, warehouses, production facilities, resorts and theme parks, apartments and condos.

AYRO 311 Autocycle

Target specifications and features for the AYRO 311 are as follows:

AYRO 311 – Target Vehicle Specifications Overview
Chassis
Chassis/Body:	Reinforced powder-coated steel; body options include a two-seater, a two-seater with option windows, and a one-seater with a custom cargo area
Layout:	Front-wheel drive, 3-wheeled
Powertrain
Engine:	7.5 kW / Permanent Magnet DC, 10.9 horsepower, 85A AC Controller
Dimensions
Wheelbase:	89.5 in. / 227.3cm
Length:	126 in. / 320 cm / 10’5”
Width:	66 in. / 168 cm / 5’ 5”
Height:	64 in. / 161.2 cm / 5’3”
Weight:	1,352 lbs. / 613 kg
Wheels:	165/55R 15 (Front) 195/50R 15 (Rear)
Performance
Top Speed:	Up to 50 mph / 80 km
Grade:	Up to 25%
Payload Capacity:	2 passengers (in-line seating) or 1 passenger + cargo
Turning Radius:	30 ft. / 9.1 m
Braking Distance:	25 ft. @ 50 mph / 7.6 m @ 80km/h

The AYRO 311 Autocycle (the “AYRO 311”) is a compact, light-duty street-legal electric vehicle with a maximum speed of up to 50 mph. Strategically engineered with USDOT-compliant automotive parts, the AYRO 311 is built to a high-performance standard, has standard automotive controls and does not require any special licenses or conditions in order to drive. Like the AYRO 411 Fleet, it has a range of up to 50 miles, has zero gas emissions and a recharge capability of up to six to eight hours using 120V/20A and its operating costs are estimated to be approximately 50% lower per year compared to gas-powered vehicles.

AYRO 311’s equipment includes:
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a standard back-up camera, a standard 7-inch (17.7 centimeter) LCD display;
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a standard manual parking break; enclosed and corrosion resistant body panels;
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heating, ventilation, and fan systems in the cabin of the vehicle;
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standard automotive controls including foot accelerator and brake pedals;
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a USDOT-approved windshield, a windshield wiper and washer system;
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a driver’s 3-point safety belt and a passenger’s 4-point safety belt; warning flashers;
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AM and FM radio;
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Bluetooth capabilities;
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a GPS system and
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an SD card slot.

With its automotive-style controls (a steering wheel and foot pedals), the AYRO 311 drives like a regular car and accommodates the average consumer, is designed for neighborhood food delivery, last mile delivery, parking enforcement and urban dwellers. More specifically, this product targets urban dwellers due to its compact size in dense urban environments. The AYRO 311 also targets commercial customers, such as neighborhood food and product delivery fleets, gated communities, country clubs, and colleges and universities due to its highly customizable appearance with a range of brand and logo wraps, spot graphics, and color options (glossy white or athletic red), its compact design and ability to go virtually anywhere. The AYRO 311 also targets municipalities and facilities as customers for use in parking enforcement, special events, and public safety.

AYRO 511 (Concept)

AYRO is currently investigating and researching the concept vehicle, AYRO 511, a new full-time four-wheel drive electric vehicle. The AYRO 511 is expected to have 13 inches (33 centimeters) of clearance and enhanced stability in a diverse array of terrains and seasons. Additionally, the truck will be designed to operate with an automotive-style drive system, cutting driving noise down to a minimum.

Additional Models and Vehicles

AYRO is currently in discussions with Club Car regarding a variety of new models and vehicles.

Manufacturing and Supply Chain

Manufacturing Agreement with Cenntro

In 2017, AYRO partnered with Cenntro Automotive Group, Ltd. (“Cenntro”), which operates a large electric vehicle factory in the automotive district in Hangzhou, China, in a supply chain agreement to provide sub-assembly manufacturing services. Through the partnership, Cenntro acquired nineteen percent (19%) of AYRO’s common stock. Cenntro beneficially owned approximately 13.7% as of December 31, 2019. Cenntro owns the design of the AYRO 411 Fleet vehicles and has granted AYRO an exclusive license to purchase the AYRO 411 Fleet vehicles for sale in North America.

Under AYRO’s Manufacturing License Agreement with Cenntro (the “MLA”), in order for AYRO to maintain its exclusive territorial rights pursuant to the MLA, for the first three years after the effective date of April 27, 2017, AYRO must meet the following minimum sale requirements: (i) a minimum of 300 units sold by the first anniversary of the effective date of the MLA; (ii) a minimum of 800 units sold by the second anniversary of the effective date of the MLA; and (iii) a minimum of 1,300 units sold by the third anniversary of the effective date of the MLA. Cenntro will determine the minimum sale requirements for the years thereafter. Should any event of default occur, the other party may terminate the MLA by providing written notice to the defaulting party, who will have 90 days from the effective date of the notice to cure the default. Unless waived by the party providing notice, a failure to cure the default(s) within the time 90-day time frame will result in the automatic termination of the MLA. Events of default under the MLA include a failure to make a required payment when due, the insolvency or bankruptcy of either party, the subjection of either party’s property to any levy, seizure, general assignment for the benefit of creditors, and a failure to make available or deliver the products in the time and manner provided for in the MLA.

Cenntro is also being used to perform sub-assembly manufacturing of the 311. AYRO imports semi-knocked-down vehicle kits from Cenntro for both the 411 and 311 models. The vehicle kits are received through shipping containers by AYRO’s assembly facility in Round Rock, Texas. The vehicles are then assembled with limited customization requirements per order. As such, the partnership with Cenntro allows AYRO to scale manufacturing operations without significant investment in capital expenditures, and therefore bring products to market rapidly.

AYRO currently occupies 19,000 square feet of manufacturing space configuration in a “U”-shaped assembly line with multiple stations per vehicle. AYRO’s manufacturing space, as currently occupied, allows up to five assembly lines plus adequate raw material storage. The chart below indicates the number of vehicles and assembly time required for each. Assembly time also includes USDOT quality checks and testing as the final step of the assembly process. Additionally, the number of vehicles indicated below assumes a single shift. AYRO believes that its volumes could be doubled per line by adding a second shift that would operate from 4pm to midnight.

Vehicle	Assembly time (Man-Hours)	Vehicles assembled per line, per month
AYRO 411	12.0	200
AYRO 311	14.0	200
AYRO 311x (estimated)	15.0	180

Master Procurement Agreement with Club Car

In March 2019, AYRO entered into a five-year Master Procurement Agreement (the “MPA”) with Club Car for the sale of AYRO’s four-wheeled vehicles. The MPA grants Club Car the exclusive right to sell the AYRO 411 Fleet in North America, provided that Club Car orders a mutually agreed on number of AYRO vehicles per year. Under the terms of the MPA, AYRO receives orders from Club Car dealers for vehicles of specific configurations, and AYRO invoices Club Car once the vehicle has shipped. The MPA has an initial term of five years commencing January 1, 2019 and may be renewed by Club Car for successive one-year periods upon 60 days’ prior written notice. AYRO also agreed to collaborate with Club Car on developing new products similar to the AYRO 411 Fleet and improvements to existing products, and AYRO granted Club Car a right of first refusal to purchase similar commercial utility vehicles which AYRO develops during the term of the MPA. AYRO is currently engaged in discussions with Club Car to develop additional products to be sold by Club Car in Europe and Asia, but there can be no assurance that these discussions will be successful. Pursuant to the MPA, AYRO also granted Club Car a right of first refusal in the event that AYRO intends to sell 51% or more of its assets or equity interests, which right of first refusal is exercisable for a period of 45 days following AYRO’s delivery of an acquisition notice to Club Car.

Strategic Partnership with Autonomic

Additionally, AYRO is developing a technology platform that can be deployed to any vehicle as additional value-add subscriptions offered directly to the end customer. AYRO has partnered with Autonomic, a wholly-owned subsidiary of Ford Smart Mobility LLC, to collect vehicle health, use and location information (telematics) in its transportation mobility cloud and produce purpose-built information back to AYRO, customers and fleet operators, generating an additional revenue stream. Working together, the companies aim to develop a range of services to enable mobility applications for AYRO’s line of vehicles which power everything from moving products and equipment to people and last-mile delivery services.

Engineering Development and Production Process Validation

As a baseline, AYRO’s product development and engineering efforts align with the Society of Automotive Engineering (“SAE”) J2258_201611 standards for Light Utility Vehicles. The J2258 standard provides key compliance criteria for Gross Vehicle Weight Rating (“GVWR”), occupant protection and safety restraint systems, lateral and longitudinal stability, center of gravity and operating controls, among others. AYRO’s test validation and inspection standards follow Federal Motor Vehicle Safety Standards (“FMVSS”) 49 CFR 571.500 for LSVs with the additions of SAE J585 and FMVSS 111 for rear visibility, lighting, signaling, reflectors, changes in direction of movement, back-up camera response timing and field of view.

AYRO’s development standards and test compliance validation processes are supported by a variety of test documentation including supplier self-reporting, third party laboratory test reports and regional compliance validation with the California Air Resource Board (“CARB”) for speed, range and environmental performance.

AYRO’s production system follows a lean, cell-based, manufacturing model. The process involves the following five sequential cells: (1) cab preparation, (2) chassis preparation, (3) system integration and testing, (4) final assembly and integration test, and (5) QA & FMVSS Compliance. Assembly quality and shift efficiency metrics are measured daily by AYRO production staff at end of every shift.

AYRO maintains a certification and compliance check list for each vehicle. AYRO’s three and four-wheeled vehicles use an automotive style steering wheel, turn signal stalk, headlight, running light and reverse light controls, a multi-speed windshield wiper and washer and an accelerator and brake pedal consistent with controls employed in standard passenger cars. As the AEV 311 and AEV 411 are direct drive vehicles, there is no stick shift, clutch, paddle shift, or belt driven CSV (continuously variable) transmission needed to operate the vehicle within the intended torque band and speed range. Accordingly, AYRO’s vehicles are homologated under existing 49 CFP 571.500 the U.S., state and local LSV requirements and the corresponding motorcycle and autocycle requirements under 49 CFR 571.3.

The Industry and AYRO’s Competitive Position

The U.S. electric vehicle market is expected by many commentators to increase dramatically over the next decade, driven by factors such as the country’s increasingly urbanized population, the significant cost of owning and operating gas-powered vehicles, the growing global awareness of the damaging effects of pollution and greenhouse gas emissions, and rising investment in clean technology and supporting infrastructure.

A segment of the electric vehicle market, low speed electric vehicles (“LSEVs”)—which are LSVs but cannot be powered by gas or diesel fuel—are growing increasingly popular as eco-friendly options for consumers and commercial entities. LSEVs run on electric motors fueled by a variety of different batteries, such as lithium ion, molten salt, zinc-air and various nickel-based designs.

In 2017, the global LSEV market was valued at approximately $2,395 million, according to Allied Market Research, and global sales of LSEVs have only continued to grow over the past two years, with sales expected to reach 1.5 million units in 2021. According to the Low Speed Electric Vehicles Market report conducted by Market Study Report, over the next five years, the LSEV market is expected to register a 10.8% compound annual growth rate in terms of revenue, with the global market size expected to reach $8,870 million by 2024, up from $4,790 million in 2019.

Trends Driving the Need for Electric Vehicles

Trends such as increasingly stringent government regulations aimed toward reducing vehicle emissions, growing urban populations, and social pressure to adopt sustainable lifestyles all create a demand for more ecologically and economically sustainable methods of transportation. This demand continues to spur technological advancements and LSEV market growth.

Incentivizing Effect of Government Rules and Regulations. Expanding rules and regulations governing vehicle emissions have contributed to growth in the LSEV market. In particular, the U.S., Germany, France, and China have implemented stringent laws and regulations governing vehicular emissions, requiring automobile manufacturers to use advanced technologies to combat high-emission levels in vehicles. To incentivize clean-energy use, many governments are increasingly instituting substantial incentives for consumers to purchase electric vehicles, such as:

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tax credits, rebates, and exemptions; reduced vehicle registration fees;

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reduced utility rates; and

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parking incentives.

Further, governments are establishing infrastructure benchmarks to support the growth of the electric vehicle industry.

A prime example of government involvement in developing the electric vehicle industry, a recent New Jersey bill aims to have 330,000 electric vehicles on state roads by the end of 2024 and a total of 2 million by 2035. To facilitate this goal, the bill calls for the state to have 400 fast-charging stations and another 1,000 slow-charging stations, both by 2025. Thirty percent of all apartment, condo and townhouse developments in New Jersey would need to have chargers by 2030, while half of all franchise hotels would need to have chargers by 2050. As the network of government rules and regulations expands, so too should investment in the research and development of LSEV technology and infrastructure.

Urbanization on the Rise. According to the U.N., in 2015, 55% of the world’s population was urban, and by 2050, it is estimated that this percentage will increase to 68%. As the world population continues to urbanize, a growing number of consumers are expected to seek alternatives, such as LSEVs, to internal combustion engine vehicles in order to save money and space in congested city streets.

Increasing Sense of Social Responsibility. In tandem with governmental efforts to curb pollution and encourage more sustainable transportation practices, consumers face increasing social pressure to adopt eco-friendly lifestyles. As this demand grows, the LSEV market should continue to develop.

Target Markets

The multipurpose applications and clean energy use of LSEVs make them popular across a wide array of industries and customers, including college and university campuses, resorts and hotels, corporate parks, hospitals, warehouses, individual consumers, last mile delivery service providers, municipalities, and the food service industry. A number of these market segments, and AYRO’s competitive position within them, are discussed in greater detail below.

Universities. LSEVs are growing increasingly common on university and college campuses due to a number of factors. LSEVs fulfill the versatile needs of campuses better than golf carts or standard combustion vehicles because, not only does LSEVs’ low speed threshold promote safer driving among pedestrians, the vehicles are also street legal with on-road safety features, enabling drivers to drive on roads and free up pedestrian space along sidewalks and smaller pathways. Additionally, the significantly reduced carbon imprint of LSEVs compared to internal combustion engine vehicles appeal to environmentally aware students and professors looking to promote environmental sustainability on campus. By transitioning from internal combustion engine vehicles to LSEVs, campuses should be able to reduce significantly the costs spent on fuel, oil, parts, and maintenance. AYRO’s vehicles, particularly the AYRO 411 Fleet, provide all of these benefits to university and college campuses. AYRO estimates that in the U.S., there are over 1,800 higher education campuses with over 10,000 students each with over 400 on-campus vehicles that are ideal targets for the AYRO 411 Fleet as campuses transition from fossil-fueled campus fleet vehicles to EVs.

Food Delivery Services. As the millennial generation assumes a more substantial portion of the consumer population, customers increasingly favor convenience and timeliness, spurring dramatic growth in online ordering and delivery services across a wide swath of industries, including food delivery and restaurant ordering services. Food delivery sales are anticipated to increase over 20% per year, culminating in an expected $365 billion worldwide by 2030, according to Upserve. Upserve further estimates that approximately 60% of U.S. consumers report that they order delivery or takeout at least once a week. Within the next decade, potentially over 40% of restaurant sales will be attributable to delivery services, according to Morgan Stanley.

In its market research, AYRO has determined that delivery services, including restaurants using the AYRO 311 as a delivery vehicle rather than outsourcing delivery to third party services have reduced their delivery costs by up to 50%. Delivery service companies using the AYRO 311 as an in-house delivery vehicle rather than outsourcing delivery are also better equipped to manage the customer experience and maintain customer relationships and data.

Last Mile Delivery Service. Retail focus on last mile delivery—the movement of goods from a transportation hub to the final delivery destination—has grown exponentially over the past few years due to the rise in online ordering and e-commerce. Consumers’ ability to pick and choose products based on delivery speed and availability makes last mile delivery a key differentiator among retailers. Last mile delivery provides retailers timelier and more convenient delivery options not offered by the main three shipping services in the U.S. (the U.S. Postal Service, FedEx, and UPS). Additionally, given the increasing designation of low emission zones in urban centers, retailers will need to continue to deploy eco-friendly vehicles. Retailers will likely expand the use of LSEV fleets to make deliveries in low emission zones due to their zero gas emissions and lower price than competing electric vehicles. AYRO expects that the AYRO 411 Fleet, with its variety of cargo bed options ideal for hauling and delivery and its low price point, should stand out among the competition. Additionally, the AYRO 311 autocycle is ideal for short point-destination deliveries for smaller packages and urgent urban courier-style deliveries.

Municipalities. As more city governments adopt regulations geared toward reducing pollution from vehicles, cities are increasingly looking to replace their municipal vehicles with zero-emission fleets. Such fleet overhauls, however, can be costly. LSEVs are a cheaper and more practical option for cities daunted by the cost of standard electronic vehicles. AYRO’s LSEVs have both on and off-road capabilities, making them particularly versatile for municipalities.

On-Road and Personal Transportation. LSEVs offer a feasible and practical method of transportation, especially in urban centers. Because AYRO’s LSEVs are street-legal, they offer city dwellers a more sustainable, cost-efficient, easily maneuverable, compact and light weight option compared to internal combustion engine vehicles. AYRO LSEVs also offer a variety of specifications and equipment, meaning that consumers do not have to sacrifice comfort or convenience.

Market Considerations

AYRO primarily focuses on the LSEV North American market, which is highly competitive and constitutes 28% of the global LSEV market according to Wise Guy Reports. AYRO has examined various considerations with regard to the AYRO’s market impact, including cost comparisons to existing vehicles in the market, market validation and target commercial markets.

Competition

The worldwide automotive market, particularly for economy and alternative fuel vehicles, is highly competitive, and AYRO expects it will become even more so in the future. Other manufacturers have entered the three-wheeled vehicle market, and AYRO expects additional competitors to enter this market within the next several years. As the LSEV market grows increasingly saturated, AYRO expects to experience significant competition. The most competitive companies in the global LSEV market include HDK Electric Vehicles, Bradshaw Electric Vehicles, Textron Inc., Polaris Industries, Yamaha Motors Co. Ltd., Ingersoll Rand, Inc., Speedway Electric, AGT Electric Cars, Bintelli Electric Vehicles and Ligier Group. AYRO’s relationship with Club Car, a division of Ingersoll Rand, Inc., gives AYRO a strong competitive advantage. Despite this fact, many of the other competitors listed above have significantly greater financial, technical, manufacturing, marketing and other resources than AYRO and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products. Many of these competitors modify an existing fossil-fuel powered golf cart to meet utility and commercial needs for an all-electric commercial utility vehicle, unlike the AYRO 411 Fleet, which was engineered, designed and produced as a portfolio of electric, light duty trucks and van.

When compared to internal combustion engine vehicles, AYRO’s vehicles are significantly more attractive based on tax, title and license fees and CO2 emissions. Compared to a standard Ford F150 (gasoline) pickup truck (2.7 liter), the AYRO 411 Fleet provides an approximate 49% reduction in operating expenses and an approximate 100% reduction in CO2 emissions (if renewed energy is used to charge the AYRO vehicles, an increasing trend for most higher education campuses and government facilities). Compared to a Nissan Versa (gasoline) four cylinder (1.6 liter) sub-compact car, the AYRO 311 provides a similarly drastic reduction in operating expenses and CO2 emissions. Additionally, the AYRO 311’s starting manufacturer suggested retail price (“MSRP”) is $9,999. Arcimoto and SOLO market three-wheeled electric vehicles with starting MSRPs of $19,900 and $15,888, respectively.

AYRO’s most closely-matched competitor in the LSEV industry is Polaris Gem (“Gem”), an LSEV manufacturer that manufactures products designed for applications similar to AYRO’s. Gem offers three passenger vehicle models and two utility vehicle models. Although Gem’s GEM el XD model, which is similar to vehicles in the AYRO 411 Fleet, has a lower starting MSRP than the AYRO 411 Fleet, the GEM el XD would need to be highly configured to match the standard AYRO 411 Fleet features and, with such configuration, would exceed the base MSRP of each vehicle in the AYRO 411 Fleet. The AYRO 411 Fleet has a greater pick-up bed and van box capacity that the GEM el XD, in addition to 13% more horsepower and a 48% better turning radius, allowing drivers of the AYRO 411 Fleet to execute maneuvers in tighter spaces than they would using the GEM el XD.

AYRO expects competition in its industry to intensify in the future in light of increased demand for alternative fuel vehicles, continuing globalization and consolidation in the worldwide automotive industry. Factors affecting competition include product quality and features, innovation and development time, pricing, reliability, safety, customer service and financing terms. Increased competition may lead to lower vehicle unit sales and increased inventory, which may result in downward price pressure and may adversely affect AYRO’s business, financial condition, operating results and prospects. AYRO’s ability to successfully compete in its industry will be fundamental to its future success in existing and new markets and its market share. There can be no assurances that AYRO will be able to compete successfully in its markets. If AYRO’s competitors introduce new cars or services that compete with or surpass the quality, price or performance of AYRO’s vehicles or services, AYRO may be unable to satisfy existing customers or attract new customers at the prices and levels that would allow AYRO to generate attractive rates of return on its investment. Increased competition could result in price reductions and revenue shortfalls, loss of customers and loss of market share, which could harm AYRO’s business, prospects, financial condition and operating results.

AYRO’s Strategy

AYRO’s goal is to continue to develop and commercialize, automotive-grade, sustainable electric transportation solutions for the markets and use cases that AYRO believes can be well served by AYRO’s purpose-built, street legal and road-ready electric vehicles. AYRO’s business strategy includes the following:

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Leverage the relationship with Club Car to expand AYRO’s product portfolio and increase customer base. AYRO is working on and has plans to expand its current electric transportation solutions portfolio in collaboration with Club Car. This plan includes next generation light duty trucks and new purpose-driven electric vehicles. Additionally, AYRO is collaborating with Club Car’s sales and marketing teams to expand adoption of its vehicles in the United States and intends to expand its geographical footprint within Club Car’s global distribution and channel network.

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Rapidly scale up AYRO’s operations to achieve growth. AYRO intends to direct resources to scale up AYRO’s operations, which AYRO believes is needed to increase its revenue, including expanding and optimizing its automotive component supply chain and AYRO’s flow-based assembly operations in Round Rock, Texas. Further, AYRO plans to include expanding sales territories and adding distribution channels, forming strategic partnerships to build-out its whole product offering and to access additional sales channels or to accelerate product adoption for particular vertical markets, building AYRO’s brand, and increasing manufacturing capacity to produce higher volumes of electric vehicles.

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Identify defined markets and use cases which are currently under-served but represent sizable market opportunity sub-sets of the electric vehicle market and focus development efforts on road-ready autocycles and other purpose-built electric vehicles to address such markets.  AYRO is currently developing a new series of automotive-grade autocycles, engineered and optimized to meet targeted use cases such as last mile and urban delivery. AYRO is also working on Club Car’s next generation, electric light duty trucks and developing a new purpose-built vehicle with Club Car. AYRO intends to direct resources to advance the development of such purpose-built transportation solutions which AYRO believes will allow the company to address currently underserved, yet growth markets, that are application specific. AYRO believes that AYRO’s all electric transportation solutions, such as its compact, lightweight and maneuverable campus and urban vehicles, can benefit targeted geographical and vertical customers by offering lower annual/lifetime total cost of ownership for zero emissions/zero carbon footprint vehicles.

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Invest in research and development and qualification of sensors, cameras, software and mobility services seeking to enhance the value of using AYRO’s electric vehicles and to derive incremental potential revenue streams for AYRO and its partner ecosystem. AYRO intends to integrate radio frequency-enabled hardware and develop data collection, communication processes and mobility services in collaboration with Autonomic. AYRO and Autonomic plan to develop a technology platform that collects vehicle health, use and location information (telematics) into its transportation mobility cloud and produces purpose-built information back to AYRO, customers and fleet operators, the subscription to which can be offered to the end customers which AYRO believes will enhance the value of using AYRO’s electric vehicles and provide additional revenue stream.

Intellectual Property

Patents

AYRO has submitted two design patent applications covering their vehicles.
1.
United States Application No. 29/653,522.
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This application covers one of the designs for a three-wheel vehicle for AYRO. The following is a diagram of the vehicle from the application:
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This first application has been approved by the USPTO and the issue fee has been paid. AYRO will have a registration number from the USPTO once the number has been assigned.

2.
United States Application No. 29/653,523.
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This application covers a different design for a three-wheel vehicle for AYRO. The following is a diagram for this vehicle from the application:

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This application has also been approved by the USPTO and the issue fee has been paid. AYRO will have a registration number from the USPTO once the number has been assigned.

Trademark and Trade Name

AYRO has applied for the registration of the following with the United States Patent and Trademark Office:
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“AYRO” – Applied for on May 15, 2019, serial number 88431321.
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AYRO LOGO” ( ) – Applied for on October 11, 2019, serial number 88651927

AYRO has also filed international applications for the AYRO word mark in the EU, Mexico, and Canada.

Governmental Programs, Incentives and Regulations

Many governmental standards and regulations relating to safety, fuel economy, emissions control, noise control, vehicle recycling, substances of concern, vehicle damage, and theft prevention are applicable to new motor vehicles, engines, and equipment manufactured for sale in the United States, Europe, and elsewhere. In addition, manufacturing and other automotive assembly facilities in the United States, Europe, and elsewhere are subject to stringent standards regulating air emissions, water discharges, and the handling and disposal of hazardous substances. The most significant of the standards and regulations affecting AYRO are discussed below.

Mobile Source Emissions Control

The federal Clean Air Act imposes stringent limits on the amount of regulated pollutants that lawfully may be emitted by new vehicles and engines produced for sale in the United States. The current (“Tier 2”) emissions regulations promulgated by the Environmental Protection Agency, or EPA, set standards for motorcycles. Tier 2 emissions standards also establish durability requirements for emissions components to 5 years or 30,000 kilometers.

California has received a waiver from the EPA to establish its own unique emissions control standards for certain regulated pollutants. New vehicles and engines sold in California must be certified by the California Air Resources Board (“CARB”). CARB’s emissions standards for motorcycles are in line with those of the EPA. AYRO currently expect that its vehicles will meet and exceed both the EPA’s and CARB’s standards.

Motor Vehicle Safety

The National Highway Traffic Safety Administration (“NHTSA”) defines a motorcycle as “a motor vehicle with motive power having a seat or saddle for the use of the rider and designed to travel on not more than three wheels in contact with the ground.” In order for a manufacturer to sell motorcycles in the U.S., the manufacturer has to self-certify to meet a certain set of regulatory requirements promulgated by the NHTSA in its FMVSS.

AYRO’s FMVSS strategy is designed to meet both federal motorcycle and state-specific autocycle requirements, as applicable, and conform as much as possible to automotive FMVSS requirements while not violating the motorcycle requirements that AYRO must meet.

The National Traffic and Motor Vehicle Safety Act of 1966, or Safety Act, regulates vehicles and vehicle equipment in two primary ways. First, the Safety Act prohibits the sale in the United States of any new vehicle or equipment that does not conform to applicable vehicle safety standards established by NHTSA. Meeting or exceeding many safety standards is costly, in part because the standards tend to conflict with the need to reduce vehicle weight in order to meet emissions and fuel economy standards. Second, the Safety Act requires that defects related to motor vehicle safety be remedied through safety recall campaigns. A manufacturer is obligated to recall vehicles if it determines the vehicles do not comply with a safety standard. If AYRO or NHTSA determine that either a safety defect or noncompliance exists with respect to any of its vehicles, the cost of such recall campaigns could be substantial.

Operator’s License and Helmet Requirements

State regulations regarding operator licensing and occupant helmet requirements are currently a nationwide patchwork with regard to certain three-wheeled vehicles that may be classified as autocycles. While the strong majority of states have some form of exemption from helmet and motorcycle license requirements for three-wheeled vehicles qualifying as autocycles, the specific wording of each state’s statute may or may not include AYRO 311. In addition, for states that have passed specific autocycle requirements, many require that the vehicle have standard operating controls (accelerator and brakes) and a standard steering wheel, plus additional requirements. The AYRO 311 offers standard controls to meet requirements aligned with these elements. For example, in a selection of AYRO’s larger market potential states of California, Texas and Florida, three-wheeled vehicles that are “fully enclosed” or “enclosed cab” are exempt from helmet and motorcycle endorsement requirements.

AYRO’s advocacy strategy involves creating a plan to work with state legislatures to advocate the normalization of these rules to reduce consumer confusion in the marketplace that comes from conflicting state-by-state regulations.

U.S. Environmental Protection Agency (“EPA”) Certification

AYRO’s product programs are built on plug-in electric, zero emissions platforms.  AYRO reports federal and state emissions data consistent with 10 CFR 474 and California Air Resources Board requirements for Zero-Emission Vehicle certification.

Electromagnetic Compatibility

The Federal Communications Commission (FCC) is the federal agency responsible for implementing and enforcing the communications law and regulations, including title 47 of the Code of Federal Regulations, specifically Part 15, which regulates unlicensed radio-frequency transmissions, both intentional and unintentional. With very few exceptions, all electronics devices must be reviewed to comply with Part 15 before they can be advertised or sold in the U.S. market.

Motor Vehicle Manufacturer and Dealer Regulation

As with helmet laws and driver license requirements, state laws that regulate the manufacture, distribution, and sale of motor vehicles are a patchwork, nationwide. AYRO’s agreement with Club Car aims to provide U.S. and targeted countries channel and dealer coverage. For AYRO’s electric vehicles, outside of AYRO’s collaboration with Club Car or another third-party sales/distribution white label partner, AYRO plans on a multi-faceted approach to sales, including exploring the following: (i) developing an expanded network of channel partners; (ii) entering into direct sales via a national leasing company that will in turn consummate sales with end users in a variety of states; and/or (iii) opening facilities in high growth states and delivering the vehicle to the end user via a common carrier.

AYRO is registered as a manufacturer in Texas, California, Colorado, Louisiana, Florida, Arizona, with additional state applications pending approval.

Pollution Control Costs

AYRO is required to comply with stationary source air pollution, water pollution, and hazardous waste control standards that are now in effect or are scheduled to come into effect with respect to AYRO’s manufacturing operations.

Compliance with Environmental Laws

Compliance by AYRO with applicable environmental requirements during the years ended December 31, 2019 and 2018 and subsequently has not had a material effect upon its capital expenditures, earnings or competitive position.

Employees

As of January 1, 2020, AYRO employed a total of 15 full-time and 2 part-time employees at its principal executive offices in Round Rock, Texas. None of AYRO’s employees are covered by a collective bargaining agreement. AYRO considers its relationship with its employees to be strong.

Properties

AYRO leases approximately 23,950 square feet of space in Round Rock, Texas, under a lease that expires in December 2026. AYRO’s manufacturing model only requires standard light-industrial warehouse space and is scalable based on orders.

Future minimum payments under the lease are as follows:

Year Ending December 31,
2020 – $269,897
2021 – $276,098
2022 – $282,486
2023 – $289,066
2024 – $295,843
2025 – $302,823
2026 – $310,013

Legal Proceedings

From time to time, AYRO may be involved in litigation relating to claims arising out of its operations in the normal course of business. AYRO is not currently a party to any legal proceedings, the adverse outcome of which, in its management’s opinion, individually or in the aggregate, would have a material adverse effect on the results of its operations or financial position.